Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309-3521 www.kslaw.com

March 3, 2023

Trane Technologies plc

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

Ladies and Gentlemen:

We have acted as United States counsel for Trane Technologies Financing Limited, an Irish private limited company (the “Issuer”), Trane Technologies plc, an Irish private unlimited company (“Trane plc”), Trane Technologies HoldCo Inc., a Delaware corporation (“Trane HoldCo”), Trane Technologies Global Holding Company Limited, a Delaware corporation (“Trane Global”), Trane Technologies Company LLC, a Delaware limited liability company (“Trane Company” and collectively with Trane HoldCo and Trane Global, the “Covered Guarantors”), Trane Technologies Lux International Holding Company S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“Lux International”), and Trane Technologies Irish Holdings Unlimited Company, an Irish private unlimited company (“Irish Holdings,” and collectively with Trane Plc, Lux International, and the Covered Guarantors, the “Guarantors”) (the Guarantors, together with the Issuer, the “Companies”), in connection with the issuance by the Issuer of $700 million aggregate principal amount of its 5.250% Senior Notes due 2033 (the “Notes”) and the unconditional guarantees of the Notes (the “Guarantees”) by the Guarantors. The Notes will be offered and sold pursuant to a Registration Statement on Form S-3 (Registration No. 333-255905) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus dated May 7, 2021 and a prospectus supplement relating to the Notes, dated February 16, 2023 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Securities Act.

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. We have relied, as to certain matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Companies and of certain officers of the Companies.

Trane Technologies plc

March 3, 2023

We have assumed that (i) the Indenture dated as of March 3, 2023, as supplemented by the Supplemental Indenture dated as of March 3, 2023 (collectively, the “Indenture”), among the Issuer, the Guarantors and Computershare Trust Company, N.A., as trustee (the “Trustee”), has been duly authorized, executed and delivered by each party thereto (other than the Covered Guarantors), and (ii) the Indenture is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the States of New York, and the General Corporation Law and the Limited Liability Company Act of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

Upon the offer and sale thereof as described in the Prospectus Supplement, and when executed by the Issuer and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms; and

2.

Upon the offer and sale of the Notes as described in the Prospectus Supplement, and when the Notes have been duly executed by the Issuer and the Guarantors and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Guarantees will be the valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms.

The opinions set forth above are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law or regulations that occur which could affect the conclusions contained herein.

We hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K that you will file on March 3, 2023 and which will be incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ King & Spalding LLP